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                               SMITHTOWN BAY, LLC
                      C/O MAVRICC MANAGEMENT SYSTEMS, INC.
                              POST OFFICE BOX 7090
                           TROY, MICHIGAN 48007-7090

                               NOVEMBER 27, 1998

To Holders of Units of Limited Partnership Interests of ML Media Partners, L.P.

Dear Unit Holder:

    We are pleased to enclose with this letter the offer (the "Offer") by Smithtown Bay, LLC (the "Purchaser") to pay $950 for each unit of limited partnership interest including any rights attributable to claims, damages, recoveries, including recoveries from any class action lawsuits, and causes of action accruing to the ownership of such units of limited partnership interests ("Unit") of ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"), less the $50 transfer fee (per transfer, not per Unit) charged by the Partnership and less the amount per Unit of cash distributions declared or paid, including any cash returns of capital made or declared with respect to each Unit between November 1, 1998 and the close of business, Eastern Time on December 29, 1998 unless the Offer is extended, and then to such extended date (the "Purchase Price"). The Offer is for up to 9,000 Units, representing approximately 4.8% of the Units outstanding on the date of the Offer. If more than 9,000 Units are tendered, Units will be accepted on a pro rata basis.

    You may have recently received an offer from a group doing business as Madison Liquidity Investors 104, LLC ("Madison").

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OUR OFFER.................................  $950
Madison's Offer...........................  $750
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    OUR OFFER IS A $200 PER/UNIT (26%) PREMIUM TO "MADISON'S" OFFER

    For Unit Holders who have already tendered Units in the Madison offer but would like to receive the Purchaser's premium Purchase Price, withdrawal procedures are available to you. If you desire to withdraw, for your convenience we have enclosed a form that you may find helpful in order to complete the withdrawal procedure. Simply complete the enclosed form, have your signature Medallion Guaranteed and mail it to the address set forth on the form. For further information and details on the withdrawal procedure, please see Madison's Offer to Purchase for Cash dated November 23, 1998.

THE PURCHASER IS NOT AN AFFILIATE OF THE PARTNERSHIP, THE GENERAL PARTNER OF THE PARTNERSHIP OR MERRILL LYNCH.

    The Purchaser is making this Offer because it believes that the Units represent an attractive investment at the price offered based upon, in part, the remaining value of the Partnership's assets. There can be no assurance, however, that the Purchaser's judgment is correct, and, as a result, ownership of a Unit (either by the Purchaser or Unit Holders who retain their Units) will remain a speculative investment. The Purchaser is acquiring the Units for investment purposes and does not intend to make any effort to change current management or the operations of the Partnership. The Purchaser has no current plans for any extraordinary transaction involving the Partnership.

                                       1
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We encourage you to consider the following factors:

- Unit Holders who tender their Units will be giving up the opportunity to participate in any future potential benefits represented by ownership the of Units, including, for example, the right to participate in any future distribution of cash or property, whether from operations, the proceeds of a sale of the Partnership's assets or in connection with any future liquidation of the Partnership. However, there is no guarantee of future results of the Partnership and investment in the Partnership.

- Although the Purchaser cannot predict the future value of the Partnership's assets on a per Unit basis, the Purchase Price could differ significantly from the net proceeds that would be recognized on a per Unit basis from the sale of the Partnership's assets or that may be realized upon a future liquidation of the Partnership

- The tax consequences of the Offer to a particular Unit Holder may be different from those of other Unit Holders and we urge you to consult your own tax advisors in connection with the Offer.

- Unit Holders should note that the most recent reported trading activity in the Units occurred in July 1998. The average selling price for Units reported in the limited and sporadic secondary market during the two-month period ended July 31, 1998 was $698.61 encompassing ten trades and 614 Units (as reported by Partnership Spectrum, a third party publication). Such secondary market selling prices, however, do not take into account commissions charged by secondary market makers effectuating such sales which the Purchaser believes, based on a typical ten Unit sales transaction, range from 5% to 8% of the sales proceeds (which would result in a reduction of the net proceeds to the seller of approximately $350 to approximately $550).

- The Purchaser is making the Offer with a view towards making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the Units at a low price and the desire of the Unit Holders to sell the Units at a high price. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $950 Purchase Price and no representation is made as to such fairness. Other measures of value may be relevant to a Unit Holder and all Unit Holders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Transfer and Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender their Units.

- The net asset value of the Units as estimated by the General Partner in its Interim Report to Unit Holders for the peroid ended June 26, 1998 ("Interim Report") is $1,000.00 per Unit. The net asset value does not necessarily reflect the fair market value of a Unit, which may be higher or lower than the net asset value depending on several factors.

  The General Partner stated in the Interim Report that this estimate does not give effect to any future costs that may be incurred by the Partnership in connection with pending litigation and there can be no assurance as to the amount of the ultimate sale proceeds that will be generated from the sale of the Partnership's remaining media properties or the net amount that will ultimately be distributed.

  The General Partner also stated in the Interim Report that as previously communicated, with respect to limited partnerships, Merrill Lynch client account statements report estimated values provided to Merrill Lynch by independent valuation services. The estimated values provided by the independent valuation services on Merrill Lynch account statements and those provided in the Interim Report by the General Partner may differ, and are not market values, and you may not be able to sell your Units or realize either amount upon the sale of such Units. In addition, you may not realize such estimated values upon the liquidation of the Partnership's remaining assets.

                                       2
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Unit Holders may no longer wish to continue with their investment in the
Partnership and might consider accepting the Offer for one or more of the following reasons:

- An established public market for the Units does not now exist, and it is not anticipated that such a market will develop in the future. (See the Partnership's Annual Report on Form 10-K for the fiscal year ended December 26, 1997). Unit Holders who desire resale liquidity may wish to consider the Offer. The Offer affords a significant number of Unit Holders with an opportunity to dispose of their Units for cash, which otherwise might not be available to them. The Purchase Price is not intended to represent either the fair market value of a Unit or the Partnership's assets on a per Unit basis. Although there are some limited resale mechanisms available to the Unit Holders wishing to sell their Units, there is no formal or organized trading market for the Units.

- The Offer may be attractive to certain Unit Holders who wish in the future to avoid the continued additional expense, delay and complication in filing income tax returns which result from the ownership of Units.

- The Offer provides Unit Holders with the opportunity to liquidate their Units and to reinvest the proceeds in other investments should they desire to do so.

- The Offer will provide Unit Holders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with secondary market sales.

    If you wish to sell some or all of your Units now, please read carefully the enclosed Offer to Purchase and the Agreement of Transfer and Sale. All you need to do is complete the Agreement of Transfer and Sale in accordance with the instructions provided therein, sign where indicated, have your signature Medallion Guaranteed and return it to the Purchaser, in the pre-addressed return envelope. If you desire to accept this Offer, please carefully follow the instructions on the Agreement of Transfer and Sale. Errors will delay and possibly prevent acceptance of your tender of the Units.

    Except as indicated above, no other action on your part is required. This Offer will expire at 12:00 midnight, Eastern Time, on December 29, 1998, unless extended.

    If you have any questions or need assistance in completing the Agreement of Transfer and Sale, please call the Depositary at 1-800-500-3243.

                                          Very truly yours,

                                          Smithtown Bay, LLC

                                       3
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                              NOTICE OF WITHDRAWAL
    OF PREVIOUSLY ASSIGNED UNITS OF LIMITED PARTNERSHIP INTERESTS ("UNITS")
                           OF ML MEDIA PARTNERS, L.P.
                    TO MADISON LIQUIDITY INVESTORS 104, LLC
           Pursuant To The Offer to Purchase Dated November 23, 1998
       ------------------------------------------------------------------

       TO BE EFFECTIVE, A WRITTEN NOTICE OF WITHDRAWAL MUST BE TIMELY RECEIVED BY THE TRANSFER AGENT FOR MADISON LIQUIDITY INVESTORS 104, LLC OFFER AT THE ADDRESS SET FORTH BELOW. TENDERS OF UNITS MADE PURSUANT TO THE OFFER MAY BE WITHDRAWAL AT ANY TIME PRIOR TO THE EXPIRATION DATE (OR ANY EXTENSION THEREOF).

                      MADISON LIQUIDITY INVESTORS 104, LLC
                          C/o Gemisys Tender Services
                           7103 South Revere Parkway
                           Englewood, Colorado 80112

             Facsimile Transmission Number:      Telephone Numbers:

                              (303) 705-6276                   (303)
       705-6390

       PLEASE REFER TO THE PROCEDURES FOR WITHDRAWAL SET FORTH IN
       "WITHDRAWAL RIGHTS IN THE MADISON OFFER TO PURCHASE
       ------------------------------------------------------------------

       To: MADISON LIQUIDITY INVESTORS 104, LLC

       Ladies/Gentlemen:

       Unless otherwise indicated in the box below, all units of limited partnership interests ("Units") of ML Media Partners, L.P. which were previously tendered pursuant to the Madison Liquidity
       Investors 104, LLC Offer to Purchase dated November 23, 1998 are hereby withdrawn.

       NAME OF REGISTERED HOLDER(S):

       (Note: Names must be printed EXACTLY as Printed on the Madison Liquidity Investors 104, LLC's Agreement of Assignment and
       Transfer)

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                                               --------------------------------------------

                                                            NUMBER OF INTERESTS
--------------------------------------------                  TO BE WITHDRAWN
--------------------------------------------
--------------------------------------------
                                               --------------------------------------------
                                               --------------------------------------------
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       NOTE: THE SIGNATURE OF THE PERSONS SIGNING THIS WITHDRAWAL NOTICE
       MUST BE THE SAME AS THOSE SIGNING THE AGREEMENT OF ASSIGNMENT AND
       TRANSFER PREVIOUSLY SUBMITTED IN EVERY RESPECT, INCLUDING
       SIGNATURE GUARANTEES IF REQUIRED.

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           REGISTERED OWNER(S) SIGNATURE BOX                             FIDUCIARY INFORMATION BOX

If tendered by the Registered Owners listed above,        Complete this box only if signing as a trustee,
please sign exactly as your name(s) is/are printed        executor, administrator, guardian, custodian,
above. For joint owners, each joint owner must sign.      attorney-in-fact, officer of a corporation or other
                                                          person action in a fiduciary or representative or
                                                          representative capacity.

X                                                         Name(s) and Capacity:
 (Signature of Owner)                           (Date)

X                                                         Address:
 (Signature of Owner)                           (Date)

 SIGNATURE GUARANTEE(S):                                  City, State, Zip:
                                                          SIGNATURE GUARANTEE(S):
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